                                                                 EXHIBIT 11




                            STROUDS, INC.
                  COMPUTATION OF PER SHARE EARNINGS


                                                           13 WEEKS ENDED
                                                       ----------------------
                                                        JUNE 1,      MAY 27,
                                                         1996         1995
(in thousands, except share data)                      ---------    ---------
- ---------------------------------
Weighted average number of common shares
   outstanding                                            8,512        8,327

Common Stock equivalents:
Shares applicable to Warrants based on
   average market for period                                --           213
Shares applicable to Stock Options based
   on average market for period                             --            69
                                                       ---------    ---------
Weighted average number of common and
   common equivalent shares outstanding,
   assuming full dilution                                 8,512        8,609
                                                       =========    =========



Net income (loss)                                      $   (678)    $    275
                                                       =========    =========

Net income (loss) per common and common
   equivalent shares                                   $  (0.08)    $   0.03
                                                       =========    =========
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Fully diluted net income (loss) per share is not presented since the amounts do not differ significantly from the primary net income per share presented.